In this location, the origial of this document has an official stamp indicating that it was filed with the Secretary of State of the State of Nevada.

                            CERTIFICATE OF AMENDMENT
                        OF THE ARTICLES OF INCORPORATION
                                       OF
                        THE CANTON INDUSTRIAL CORPORATION
                            (AFTER ISSUANCE OF STOCK)


                        Pursuant to Section 78.390(1)(c)
                         of the Nevada Revised Statutes




         We the undersigned, as duly authorized officers of The Canton Industrial Corporation, a Nevada corporation (the "Company"), hereby certify that on April 26, 1996 the Company's Board of Directors of held a meeting at which the Board voted to amend Article First of the Articles of Incorporation to read as follows:

         FIRST.  The name of the Company shall be CyberAmerica Corporation.

This amendment was approved by the holders of a majority of the Company's issued and outstanding common stock represented in person or by proxy at the Company's Annual Meeting of Shareholders held June 18, 1996.





THE CANTON INDUSTRIAL CORPORATION

/s/ Richard D. Surber
Richard D. Surber
President, Chief Executive Officer and Director


/s/ Susan S. Waldrop
Susan S. Waldrop
Secretary, Treasurer and Chief Financial Officer

State of Utah            )

                        ss.

County of Salt Lake      )

         On this 17th day of June, 1996, personally appeared before me Richard D. Surber, whose identity is personally known to me and who by me duly sworn, did say that he is the President and a Director of The Canton Industrial Corporation and that said document was signed by him on behalf of said corporation by authority of its Bylaws, and the Resolution of its Board of Directors, and said Richard Surber acknowledged to me that said corporation executed the same.


                                                          /s/ Matthew G. Colvin
                                                          Notary Public


                  Seal

     The original of this document has a notarial seal from the notary indicating the notary's address and that his commission expires on October 27, 1998 and has the official seal of the State of Utah.





State of Utah            )

                        ss.

County of Salt Lake      )

         On this 17th day of June, 1996, personally appeared before me Susan S. Waldrop, whose identity is personally known to me and who by me duly sworn, did say that she is the Secretary of The Canton Industrial Corporation and that said document was signed by her on behalf of said corporation by authority of its Bylaws, and the Resolution of its Board of Directors, and said Susan Waldrop acknowledged to me that said corporation executed the same.


                                                          /s/ Matthew G. Colvin
                                                          Notary Public


     Seal The original of this document has a notarial seal from the notary indicating the notary's address and that his commission expires on October 27, 1998 and has the official seal of the State of Utah.

         On the reverse side of the original copy of this document is an embossed seal of the State of Nevada, Secretary of State's office certifying that this a true and complete copy of the document as filed in their office, dated June 18, 1996 and signed by an official of the State of Nevada.